PROMISSORY NOTE

FOR VALUE RECEIVED the undersigned hereby promises to pay to or to the order of EYI Industries, Inc. (the "Lender") at 7865 Edmonds Street, Burnaby, British Columbia on demand, $10,488 CDN and $15,000 US plus interest thereon at the rate of 5% per annum both before and after maturity from the date hereof. Or in lieu of payment return the 800,000 shares of EYI Industries, Inc.

Janet Carpenter ("Carpenter") agrees to pledge 800,000 shares of EYI Industries, Inc. currently held in her name, as collateral for the sum received from the Lender.

The sum owed to the Lender is payable upon demand by the Lender or upon the sale of the 800,000 shares held by Carpenter for a period of three years from the date of this Promissory Note. Upon the sale of the 800,000 shares held by Carpenter the Promissory Note sum is to be paid in full and any additional funds are payable to Carpenter. Should the shares held by Carpenter not be sold within three years of the date of this Promissory Note, Carpenter agrees to surrender the shares held in her name to the Lender in full and final payment of the Promissory Note sum.

The undersigned waives presentment, demand, notice, protest and notice of dishonour and all other demands and notices in connection with the delivery, acceptance,performance, default or enforcement of this Promissory Note.

DATED at Burnaby, British Columbia, this 14th day of April, 2007.

/s/ Janet Carpenter
JANET CARPENTER